EXHIBIT 99.1

Rockwell Medical Reports Third Quarter 2012 Results

Sales Up 6%; Gross Profit Increases 19.6%

WIXOM, Mich., Nov. 8, 2012 (GLOBE NEWSWIRE) -- Rockwell Medical, Inc. (Nasdaq:RMTI), a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron deficiency, secondary hyperparathyroidism and hemodialysis, announced today its results for the third quarter ended September 30, 2012.

Third Quarter Financial Highlights

  Sales were $12.7 million, increasing 6% compared to third quarter 2011.
  Sales increased 4.7% sequentially, $0.6 million above second quarter 2012.
  Gross profit increased 19.6% or $0.3 million over third quarter of 2011.
  Gross profit margins increased to 13.0% compared to 11.5% in third quarter of 2011.
  SG&A increased by $1.0 million.
  R&D expense was $16.2 million due to accelerated Phase III clinical development, compared to $4.2 million in third quarter of 2011.
  Net loss was ($17.9) million compared to ($5.0) million in third quarter of 2011 primarily due to higher R&D expense.
  Cash and investments aggregated $11.3 million as of September 30, 2012.

Nine Month Financial Highlights

  Sales were $36.8 million compared to $37.1 million in the first nine months of 2011.
  Gross profit margins increased 2.5 percentage points to 13.5%, compared to 11.1% in the first nine months of 2011.
  Gross profit dollars increased 21.8% or $0.9 million compared to the first nine months of 2011.
  SG&A was $2.2 million, due mainly to higher non-cash charges for equity compensation.
  R&D expense was $36.5 million compared to $9.9 million in the first nine months of 2011, due to the cost of Phase III clinical trial development for the Company's lead drug candidate SFP.
  Net loss was ($40.3) million compared to ($12.5) million in first nine months of 2011, due to higher R&D expense.

2012 Drug Development Highlights

  Phase 3 CRUISE efficacy studies completed enrollment mid-year.
  PRIME study designed to capture ESA-sparing data completed enrollment in the first quarter.
  Data Safety Monitoring Board recommended continuation of CRUISE studies with no modifications after 3rd independent review.
  Manufacturing transfer work for Calcitriol (vitamin-D) substantially completed.
  Raymond D. Pratt, MD, hired as Chief Medical Officer.

Mr. Robert L. Chioini, Chairman and CEO stated, "In the third quarter we achieved strong operating performance and continued to make progress in areas that are important to our long term strategic plan. From an operating perspective, sales and gross profit increased nicely, and we expect that trend to continue. From a clinical development perspective, we continue to move toward completion of our SFP clinical program, including faster than anticipated enrollment in our required long-term safety study. We are a few months from viewing ESA sparing data from our PRIME study and our clinical and regulatory team are diligently working towards our NDA submission for later next year, following what we anticipate to be the successful completion of our Phase 3 efficacy studies. We are also progressing well toward commercial launch of our Calcitriol vitamin-D injection."

Conference Call Information:

Rockwell Medical will be hosting a conference call to review its third quarter 2012 results on Thursday, November 8, 2012 at 4:30 pm ET. Investors are encouraged to call a few minutes in advance at (877) 383-7438 or to listen to the call on the web at: http://ir.rockwellmed.com/.

About Rockwell Medical:

Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron deficiency, secondary hyperparathyroidism and hemodialysis.

Rockwell's lead, late-stage investigational drug for iron therapy treatment is called Soluble Ferric Pyrophosphate (SFP).  SFP delivers iron in a non-invasive, physiologic manner to dialysis patients via dialysate during their regular dialysis treatment.  SFP is currently in ongoing Phase III clinical trials (CRUISE-1 and CRUISE-2) and addresses a $600M U.S. and $1B global market.  Rockwell's Calcitriol (generic Active Vitamin D) injection for treating secondary hyperparathyroidism is expected to launch in 2013 and addresses a $350M U.S. market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. These products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream.  Rockwell's operating infrastructure is a ready-made sales and distribution channel to provide seamless integration into the commercial market for its drug products, Calcitriol and SFP, upon FDA market approval.

Rockwell's exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience.  Rockwell Medical is developing a pipeline of drug therapies, including extensions of SFP for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information. For a demonstration of SFP's unique mechanism of action in delivering iron via dialysate, please view the animation video at http://www.rockwellmed.com/collateral/documents/english-us/mode-of-action.html.

The Rockwell Medical Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6773

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws, including, but not limited to, Rockwell's intention to launch Calcitriol and SFP following FDA approval. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan", "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical's SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

ROCKWELL MEDICAL, INC. AND SUBSIDIARY

CONSOLIDATED INCOME STATEMENTS

For the three and nine months ended September 30, 2012 and September 30, 2011

(Unaudited)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Sales	$12,689,339	$11,976,329	$36,842,546	$37,069,423
Cost of Sales	11,043,412	10,600,144	31,851,344	32,970,644
Gross Profit	1,645,927	1,376,185	4,991,202	4,098,779
Selling, General and Administrative	3,325,411	2,271,350	9,048,474	6,890,500
Research and Product Development	16,238,450	4,221,118	36,520,393	9,937,476
Operating Income (Loss)	(17,917,934)	(5,116,283)	(40,577,665)	(12,729,197)
Interest and Investment Income, net	42,296	77,107	230,484	240,617
Interest Expense	137	408	846	1,513
Income (Loss) Before Income Taxes	(17,875,775)	(5,039,584)	(40,348,027)	(12,490,093)
Income Tax Expense	--	1,958	--	1,958
Net Income (Loss)	$ (17,875,775)	$ (5,041,542)	$ (40,348,027)	$ (12,492,051)

Basic Earnings (Loss) per Share	($.86)	($.28)	($1.99)	($.71)

Diluted Earnings (Loss) per Share	($.86)	($.28)	($1.99)	($.71)

ROCKWELL MEDICAL, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

As of September 30, 2012 and December 31, 2011

	September 30, 2012	December 31,
ASSETS	(Unaudited)	2011
Cash and Cash Equivalents	$1,174,271	$5,715,246
Investments Available for Sale	10,078,094	11,810,775
Accounts Receivable, net of a reserve of $23,000 in 2012 and $29,000 in 2011	4,318,733	4,222,816
Inventory	2,672,067	2,504,127
Other Current Assets	1,761,200	1,643,565
Total Current Assets	20,004,365	25,896,529

Property and Equipment, net	1,940,555	2,290,476
Intangible Assets	708,500	833,773
Goodwill	920,745	920,745
Other Non-current Assets	646,849	1,998,076
Total Assets	$24,221,014	$31,939,599

LIABILITIES AND SHAREHOLDERS' EQUITY

Capitalized Lease Obligations	$3,078	$6,470
Accounts Payable	8,090,681	5,364,537
Accrued Liabilities	14,685,032	8,225,015
Customer Deposits	270,642	96,329
Total Current Liabilities	23,049,434	13,692,351

Capitalized Lease Obligations	--	2,280

Shareholders' Equity:
Common Shares, no par value, 21,298,820 and 18,710,002 shares issued and outstanding	90,631,586	67,407,847
Common Share Purchase Warrants, 2,346,440 and 2,607,440 warrants issued and outstanding	6,900,806	7,103,975
Accumulated Deficit	(96,333,769)	(55,985,742)
Accumulated Other Comprehensive Loss	(27,043)	(281,112)
Total Shareholders' Equity	1,171,580	18,244,968

Total Liabilities And Shareholders' Equity	$24,221,014	$31,939,599

ROCKWELL MEDICAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the nine months ended September 30, 2012 and September 30, 2011

(Unaudited)

	2012	2011

Cash Flows From Operating Activities:
Net (Loss)	$ (40,348,027)	$ (12,492,051)
Adjustments To Reconcile Net Loss To Net Cash Used In
Operating Activities:
Depreciation and Amortization	828,676	928,208
Share Based Compensation – Non-employee	1,309,502	105,274
Share Based Compensation- Employees	3,727,224	3,024,647
Loss (Gain) on Disposal of Assets	26,340	27,572

Changes in Assets and Liabilities:
Decrease (Increase) in Accounts Receivable	(95,917)	248,893
Decrease (Increase) in Inventory	(167,940)	702,193
(Increase) Decrease in Other Assets	1,233,592	(2,457,970)
Increase (Decrease) in Accounts Payable	2,726,145	(50,272)
Increase in Other Liabilities	7,184,330	2,714,301
Changes in Assets and Liabilities	10,880,210	1,157,145
Cash Provided By (Used) In Operating Activities	(23,576,075)	(7,249,205)

Cash Flows From Investing Activities:
Purchase of Equipment	(381,400)	(344,250)
Proceeds on Sale of Assets	1,578	--
Purchase of Intangible Assets	(550,000)	(144,023)
Sale of Investments Available for Sale	3,986,750	--
(Purchase) of Investments Available for Sale	(2,000,000)	(24,757)
Cash (Used) In Investing Activities	1,056,928	(513,030)

Cash Flows From Financing Activities:
Proceeds from the Issuance of Common Shares and exercise of Purchase Warrants	17,983,844	3,935,926
Payments on Notes Payable and Capital Lease Obligations	(5,672)	(15,225)
Cash Provided By Financing Activities	17,978,172	3,920,701

Increase (Decrease) In Cash	(4,540,975)	(3,841,534)
Cash At Beginning Of Period	5,715,246	12,263,449
Cash At End Of Period	$1,174,271	$8,421,915
CONTACT: Michael Rice, Investor Relations, (646) 597-6979